ARTICLES OF INCORPORATION
                                       OF
                             TMI Holding Corporation

                                     oooOooo

     Pursuant to *16-10a-1007 of the Utah Revised Business Corporation Act ("the Act" and authorization by the board of directors of Temple Mountain Industries, Inc. (a Utah corporation hereinafter referred to as "TMII"), the undersigned incorporator hereby adopts the following Articles of Incorporation, to-wit:

                                    ARTICLE I

     The name of this Corporation is "TMI Holding Corporation."

                                   ARTICLE II

     The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

                                   ARTICLE III

     The Corporation is organized for the purpose of:

     (1) holding, for whatever value the same might have and for the benefit of the of-record shareholders of TMII as of December 6, 1999, approximately six boxes of records and documents in respect of the "Altus Field Rehabilitation Project" (some 1,450 acres of oil and gas leases located in Jackson County, Oklahoma), and in particular various records and logs of historical production from existing wells on that Project (which, however, would need to be rehabilitated and/or restored to production); and also,

     (2) to engage in any and all other lawful acts and/or activities for which corporations may be organized under the Act.

                                   ARTICLE IV

     The Corporation is authorized to issue a total of 50,000,000 shares, which shares are all of the same class, to-wit: $0.05 par value common stock, and when issued shall all have unlimited voting rights and be entitled to receive the net assets of the Corporation on dissolution.


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                                    ARTICLE V

     The  Corporation  shall  indemnify  its  directors,   officers,  employees,
fiduciaries and agents as those terms are defined in, and to the fullest extend permitted by Part 9 of the Act.

                                   ARTICLE VI

     The shareholders of the Corporation shall not have any preemptive right to acquire and additional shares of the Corporation nor any rights in respect of its shares.

                                   ARTICLE VII

     (a) At filing of these Articles of Incorporation the number of directors comprising the Corporation's board of directors shall be three, to-wit: Richard
M. Day, M. Alan Syphus and Melissa K. Beebe (who all are residents of Salt Lake County, Utah); thereafter the number of directors may be increased or decreased from time to time to any number permissible (taking into account the fact and content of ~16-10a-803 of the Act) between three and nine by majority vote of shareholders present at a duly called meeting.

     (b) The officers of the Corporation are and shall hereafter be a President, one or more Vice Presidents (as may be prescribed by the bylaws), a Secretary, a Treasurer, and such other officers as may hereafter be designated by the board of directors in a manner not inconsistent with the bylaws.

                                  ARTICLE VIII

     The Corporation may take action by the written consent of fewer than all of the shareholders entitled to vote with respect to the subject matter of an action in question; provided, however, that in order to be valid any and all such written consents shall be made and provided in accordance with all applicable requirements of ~16-10a-704 of the Act and signed by the holders of not less than a majority of the corporation's outstanding shares (calculated as of the record date provided for by ~16-10a-704(6)) of that Act.

                                   ARTICLE IX

     Shares present in person or by proxy at a duly called shareholders meeting shall constitute a quorum, and the affirmative vote of the majority of a quorum


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shall constitute the act of shareholders.

                                       ###

     The address of the Corporation's initial registered office is 342 East 900 South, Salt Lake City, Utah 84111, and its initial registered agent at that office is American Registrar & Transfer Co. (a Utah corporation).

                                     American Registrar & Transfer Co.

                                              By __________/s/__________________
                                                       Richard M. Day
                                                       Registered Agent

     IN WITNESS WHEREOF, the undersigned Incorporator hereby makes and executes these Articles of Incorporation on this 20th day of December, 1999.

                                              _____________/s/__________________
                                              Richard M. Day, Incorporator
                                              342 East 900 South
                                              Salt Lake City, UT 84111